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                                                                    Exhibit 99.2

                                    BUSINESS

GENERAL

     Founded in 1974, we are the nation's largest private provider of residential, training, educational and support services to populations with special needs, including persons with developmental and other disabilities and at-risk and troubled youths. At June 30, 2001, we provided services to approximately 26,500 persons with special needs in 32 states, Washington, D.C., Canada and Puerto Rico. We believe that we provide high quality services on a more cost effective basis than traditional state-run programs. We are a leading provider of services for special needs populations because of our proven programs, operating procedures, financial resources, economies of scale and experience working with special needs populations and governmental agencies. We have two reportable operating segments: DPD and DYS. For the twelve months ended June 30, 2001, we derived approximately 83% of our total revenue directly from state programs or agencies and approximately 15% directly from the DOL and the U.S. Department of the Interior.

INDUSTRY OVERVIEW

     The markets for services for special needs populations in the United States are large, growing, highly fragmented and backed by powerful advocacy groups. Providing services for special needs populations that we serve constitutes a $65.6 billion market, of which $25.6 billion is funding for mental retardation or other developmental disabilities, or MR/DD, services according to the State of the States Report, and approximately $40.0 billion is funding for youth services according to data from the National Center for Education Statistics and the National Association of State Budget Officers. We believe that we are well positioned to benefit from favorable demographics and positive current industry trends. We expect our industry to experience strong growth rates due to the following:

     - Pressure to Reduce Waiting Lists: The Arc, a national organization and advocacy group for persons with MR/DD, estimated that in 1997 individuals with MR/DD on waiting lists for placements in one or more residential, day/vocational or other community-based service programs were seeking approximately 218,000 placements. Many states have received court orders requiring them to address long waiting lists. As a result, many states are allocating incremental funding to provide for group home placements or for new programs like periodic/in-home services.

     - Increased Medicaid Funding: MR/DD services are funded mainly by state Medicaid programs, for which funding has increased at an inflation-adjusted average annual rate of approximately 11% over the last two decades, according to the State of the States Report. By the end of 2001, we expect reimbursement rates in the states in which we provide MR/DD services to have increased at an average annualized rate of approximately 3%.

     - Privatization Trend: State and local government agencies have historically provided MR/DD and youth services. However, in recent years, there has been a trend throughout the United States toward privatization of service delivery functions for special needs populations as governments at all levels face continuing pressure to control costs and improve the quality of programs. For example, the State of the States Report indicates that the percentage of individuals with MR/DD receiving residential services in state-run institutions declined from approximately 51.5% in 1977 to approximately 12.7% in 1998.

     - Strong Potential Demand for Services for Persons with
       Disabilities: Estimates of the number of individuals in the United States with some form of MR/DD range from 3.2 million, according to the State of the States Report, to 7.5 million, according to The Arc. However, the State of the States Report estimates that only approximately 416,000 persons with MR/DD live in staffed facilities or supported-living settings. The report estimates that approximately 1.9 million persons with MR/DD live with family caregivers, and 25% of these family caregivers are parents aged 60 or

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       older. When family caregivers are no longer capable of providing for their dependents with MR/ DD, states must provide these services for them.

     - Vocal Advocacy Groups: The rise of advocacy groups, often led by the parents or guardians of individuals with MR/DD along with social workers and civil rights lawyers, has resulted in long-term trends toward an increasing emphasis on training and education as well as an increase in community-based settings for residential services, all designed to promote a higher quality of life and greater independence.

     - Legislation and Litigation Promoting Increased Community-Based
       Living: In June 1999, the U.S. Supreme Court, in Olmstead v. L.C., held that states must provide individuals with MR/DD the choice to be placed in community-based settings when deemed appropriate by medical professionals and placement can be reasonably completed within state budgets. We believe that this ruling will accelerate the transfer of the nation's approximately 45,000 people currently residing in state institutional facilities to community-based settings.

     - Expanding Job Corps Program: The federal Job Corps program, which is currently funded at $1.5 billion per year, has grown significantly since its inception in 1964. The program provides training for approximately 70,000 students each year at 119 centers throughout the United States and Puerto Rico and is projected by the DOL to increase to 123 centers over the next two years. In addition, federal funding for this program has never been reduced since its inception. The U.S. Bureau of the Census forecasts that the juvenile population will grow by 8% between 1995 and 2015. The U.S. Bureau of the Census estimates that 20% of the approximately 70 million children under the age of 18 in the United States currently live in households under the poverty level.

BUSINESS SEGMENTS

 DISABILITIES SERVICES

     We are the nation's largest private provider of services for individuals with MR/DD. At June 30, 2001, we served more than 17,000 individuals in 29 states, Washington, D.C., and Canada. We provide our services mainly in community-based group homes and, to a lesser extent, in other facilities run by us and in the homes of individuals with MR/DD. At June 30, 2001, approximately 94% of our disabilities services clients resided in community settings, either in our group homes or in their own or their family homes. As of that date, we served approximately 4,800 clients in their family homes. Because most of our clients with MR/DD require services over their entire lives and many states have extensive waiting lists of people requiring services, we have consistently experienced occupancy rates of at least 97% since 1996.

     We base our programs predominantly on individual habilitation plans designed to encourage greater independence and development of daily living skills through individualized support and training. We design these programs to offer individuals specialized support not generally available in larger state institutions and traditional long-term care facilities such as nursing homes. We also provide respite, therapeutic and other services on an as-needed or hourly basis through our periodic/in-home services programs. In each of our programs, services are administered by our employees and contractors, such as qualified mental retardation professionals, or QMRPs, service coordinators, physicians, psychologists, therapists, social workers and other direct service staff. We staff our group homes and other facilities 24 hours a day, seven days per week and provide social, functional and vocational skills training, supported employment and emotional and psychological counseling or therapy as needed for each individual. We also provide these services through our periodic/in-home services program.

 Social Skills Training

     Our social skills training focuses on problem solving, anger management and adaptive skills to allow individuals with disabilities to interact with others in the residential setting and in the community. We emphasize contact with the community at large as appropriate for each individual. The desired outcome is to enable each individual to participate in home, family and community life as fully as possible.

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     Many individuals with developmental and other disabilities require behavioral intervention services. We provide these services through psychiatrists, psychologists and behavioral specialists, some of whom serve as consultants on a contract basis. All of our operations utilize a non-aversive approach to behavior management that we have pioneered and which is designed to avoid consequences involving punishment or extreme restrictions on individual rights. Behavior management techniques are employed by an interdisciplinary team and direct service staff rather than through psychotropic medications. Although we try to minimize the use of medications whenever possible, it is occasionally necessary to use them. We administer medication in strict compliance with federal and state regulations, and any medication is paid directly by Medicaid or other third-parties.

 Functional Skills Training

     Our functional skills training program encourages mastery of personal skills and the achievement of greater independence. As needed, individual habilitation plans may focus on basic skills training in such areas as personal hygiene and dressing, as well as more complex activities such as shopping and the use of public transportation. We encourage individuals to participate in daily activities such as housekeeping and meal preparation. We design individual habilitation plans to recognize and build upon each individual's ability.

 Vocational Skills Training and Day Programs

     We provide extensive vocational training or specialized day programs for most individuals we serve. Some individuals are able to be placed in community-based jobs, either independently or with job coaches, or may participate as part of a work team contracted for a specific service such as cleaning, sorting or maintenance. Clients not working in the community may be served through vocational workshops or day programs appropriate for their needs. We often contract with third parties to provide these services. Our philosophy is to enable all persons served to perform productive work in the community or otherwise develop vocational skills based on their individual abilities. Clients participating in specialized day programs may be older or have physical or health restrictions that prevent them from being employed or participating in vocational programs. Specialized day programs may include further training in daily living skills, community integration or specialized recreation activities.

 Counseling and Therapy Programs

     Our counseling and therapy programs address the physical, emotional and behavioral challenges of individuals with MR/DD or acquired brain injury, or ABI. Our goals include the development of enhanced physical agility and ambulation, acquisition of adaptive skills for both personal care and work, as well as the development of coping skills and the use of alternative, responsible, and socially acceptable interpersonal behaviors. Individualized counseling programs may include group and individual therapies. We provide occupational and physical therapies and therapeutic recreation based on the assessed needs of the individual.

     At each of our operations, we provide comprehensive individualized support and training programs that encourage greater independence and the development of personal and vocational skills commensurate with the particular individual's capabilities. As the individual progresses, we create new programs to encourage greater independence, self-respect and the development of additional personal or vocational skills.

 YOUTH SERVICES

     Our youth services division is comprised of the Job Corps program and other youth services programs, each under the direction of a vice-president. Programs in our youth services division include a variety of educational and vocational training programs and comprehensive programs for behavior change, including individual, group and family counseling, and training in social and independent living skills. These programs emphasize self-esteem, academic achievement, empathy development, critical thinking and

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problem solving, anger management and coping strategies, substance abuse treatment and relapse prevention.

 Job Corps Program

     We are the nation's second largest operator of Job Corps centers with 15 centers serving approximately 6,900 students, or about 15.3% of total Job Corps enrollees as of June 30, 2001. Since 1976, we have been operating programs for disadvantaged youths through the federal Job Corps program, which provides for the educational and vocational skills training, health care, employment counseling and other support necessary to enable disadvantaged youths to become responsible working adults.

     The Job Corps program, which is funded and administered by the DOL, is designed to address the severe unemployment problem faced by disadvantaged youths throughout the country. The typical Job Corps student is a 16- to 24-year old high school dropout who reads at the seventh grade level, comes from a disadvantaged background, has not held a regular job, and was living in an environment characterized by a troubled home life or other disruptive condition. Each center offers training in several vocational areas depending upon the particular needs and job market opportunities in the region. Students are required to participate in basic education classes to improve their academic skills and to complement their vocational training. High school equivalency classes are available so that students can obtain GED certificates or, in certain circumstances, high school diplomas. Upon graduation or other departure from the program, each student is referred to the nearest Job Corps placement agency for assistance in finding a job or enrolling in a school or training program. According to Job Corps reports, more than 75% of the students completing the program have obtained jobs, joined the military or continued their education or training elsewhere.

     We also provide, under separate contracts with the U.S. Department of Interior or the primary operator, certain administrative, counseling, educational, vocational and other support services for several Job Corps centers we do not operate.

 Other Youth Services Programs

     We are among the nation's largest private providers of services to disadvantaged or at-risk youths, serving approximately 2,300 youths in 11 states, Washington, D.C. and Puerto Rico as of June 30, 2001. In December 1995, we began a strategic initiative to expand our DYS beyond the Job Corps program and develop services that are designed to address the specific needs of at-risk and troubled youths to enable each youth to be a more productive member of the community. The youths targeted to be served through our strategic initiative range from youths who have special educational or support needs, to youths who exhibit a variety of behavioral and emotional disorders and in some instances have been diagnosed with mental retardation or other developmental disability, to pre-adjudicated and adjudicated youths who have entered the juvenile justice system. Special needs and at-risk youth programs operated through our AYS subsidiary include secure detention centers, residential treatment programs, emergency shelters, alternative schools and foster care programs. We plan to selectively expand the services provided to these youths. Programs offered for troubled youths through our Youthtrack subsidiary include secure and staff-secure detention programs, long-term treatment programs, secure transportation, day treatment programs and monitoring, and transition and after-care programs.

     Our programs include a variety of educational and vocational training programs and comprehensive programs for behavior change, including individual, group and family counseling and training in social and independent living skills. These programs emphasize self-esteem, academic achievement, empathy development, critical thinking and problem solving, anger management and coping strategies, substance abuse treatment and relapse prevention. We design programs to: (i) increase self-control and effective problem-solving; (ii) teach youths how to understand and consider other people's values, behaviors and feelings;
(iii) show youths how to recognize the effects of their behavior on other people and why others respond to them as they do; and (iv) enable youths to develop alternative, responsible, interpersonal behaviors. Although some youths in our programs require both drug therapy and treatment for use or abuse of drugs, our goal is to minimize or eliminate the use of medication whenever possible. When appropriate, medication is prescribed by independent physicians and may be administered by our personnel
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in accordance with applicable federal and state regulations. We believe that the breadth of our services and our history of working with youths make us attractive to local, state and federal governmental agencies.

OPERATIONS

 DISABILITIES SERVICES

     Our DPD operations are organized under six geographic regions for MR/DD services, along with separate business units for periodic services and ABI operations. In general, each cluster of group homes, supported living program or larger facility is overseen by an administrator. In addition, a program manager supervises a comprehensive team of professionals and community-based consultants who participate in the design and implementation of individualized programs for each individual served. QMRPs work with direct service staff and professionals involved in the programs to ensure that quality standards are met and that progress towards each individual's goals and objectives is monitored and outcomes are achieved. Individual habilitation plans are reviewed and modified by the team as needed. These operations utilize community advisory boards and consumer satisfaction surveys to solicit input from professionals, family members and advocates, as well as from the neighboring community, on how to continue to improve service delivery and increase involvement with the neighborhood or community.

     Our direct service staff has the most frequent contact with, and generally is recruited from, the community in which the facility or program is located. We screen these staff members to meet certain qualification requirements, and they receive orientation, training and continuing education.

     The provision of disabilities services is subject to complex and substantial state and federal regulation, and we strive to ensure that our internal controls and reporting systems comply with Medicaid reimbursement and other program requirements, policies and guidelines. We design and implement programs, often in coordination with appropriate state agencies, in order to assist the state in meeting its objectives and to facilitate the efficient delivery of quality services. We devote management and personnel resources to keeping abreast of new laws, regulations and policy directives affecting the quality and reimbursement of the services we provide. In addition, we believe we have developed expertise in accurately monitoring eligibility for Medicaid and other benefits and in processing reimbursement claims.

     We have developed a model of ongoing program evaluation and quality management which we believe provides critical feedback to measure the quality of our various operations. Each operation conducts its own quality assurance program, the Best in Class 2000 performance management system. We review Best in Class 2000 performance results on an on-going basis. Management and operational goals and objectives are established for each facility and program as part of an annual budget and strategic planning process. A weekly statistical reporting system and quarterly statement of progress provide management with relevant and timely information on the operations of each facility. Survey results from governmental agencies for each operation are recorded in a database and summary reports are reviewed by senior management. We believe the Best in Class 2000 system is a vital management tool to evaluate the quality of our programs and has been useful as a marketing tool to promote our programs because it provides more meaningful information than is usually provided by routine monitoring by governmental agencies. All disabilities services senior staff participate in a performance-based management system that evaluates individual performance based on critical job function outcomes. Additionally, we demonstrate our commitment to the professional development of our employees by offering classes and training programs, as well as tuition reimbursement benefits.

 YOUTH SERVICES

 Job Corps Program

     We operate our Job Corps centers under contract with the DOL, which provides the facilities and equipment. We are directly responsible for the management, staffing and administration of our Job Corps centers. Our typical Job Corps operation consists of a three-tiered management staff structure. The center director has the overall responsibility for day-to-day management at each facility and is assisted by several senior staff managers who typically are responsible for academics, vocational training, social skills, safety
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and security, health services and behavior management. Managers are assisted by front line supervisors who have specific responsibilities for such areas as counseling, food services, maintenance, finance, residential life, recreation, property, purchasing, human resources and transportation.

     An outcome performance measurement report for each center, issued by the DOL monthly, measures two primary categories of performance: (i) education results, as measured by GED/HSD achievement and/or vocational completion and attainment of employability skills; and (ii) placement of graduates. The results from these categories are then combined into an overall performance rating. The DOL ranks centers on a 100-point scale. We review performance standards reports and act upon them as appropriate to address areas where improvement is needed. Among multiple-center operators, we are the highest ranked operator. We have won the National Job Corps Association Member of the Year award, which is given to the highest quality operator in the program, in two of the last three years.

 Other Youth Services Programs

     We design our youth programs to provide consistent, high quality and cost-effective education and treatment to address the needs of the various segments of the special needs, at-risk and troubled youth populations. We generally are responsible for the overall operation of our facilities and programs, including management, general administration, staff recruitment, security and supervision of the youths in our programs.

     We have assembled an experienced team of managers, counselors and staff that blends program expertise with business and financial experience. We believe that our recruitment, selection and training programs develop personnel capable of implementing our systems and procedures. Our staff includes teachers, counselors, mental health professionals, juvenile justice administrators and licensed clinicians.

     Our internal policies require our teachers, counselors, security and other direct service staff to complete extensive training. Core training includes courses in our major program components, such as behavior change education, positive peer culture, nonviolent crisis intervention, discipline and limit-setting, anger management and social skills training. We also require continuing education for all staff. We demonstrate our commitment to employees' professional development by offering classes and training programs, as well as tuition reimbursement benefits. We have also implemented our Best in Class 2000 system at a majority of our youth services programs.

     We recognize that, in the operation of programs for at-risk and troubled youths, a primary consideration is to protect the safety of the staff and youths within a facility, as well as the neighboring community. Thus, our programs emphasize security, risk assessment and close supervision by responsible and well-trained staff.

FACILITIES AND PROGRAMS

     The following tables set forth information as of June 30, 2001 regarding our disabilities services and youth services operations, respectively:

 DIVISION FOR PERSONS WITH DISABILITIES

                                                             CONTRACT     INITIAL OPERATION
LOCATION                          TYPES OF PROGRAMS        CAPACITY(1)       IN LOCATION
--------                     ---------------------------   ------------   -----------------
Alabama....................  Group Homes                          24            1998
Arizona....................  Periodic Services,                1,255            1998
                             Supported Living
California.................  Larger Facilities, Group            965            1995
                             Homes
Colorado...................  Supported Living, Group             359            1992
                             Homes
Delaware...................  Group Homes                          22            1999

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
                                                             CONTRACT     INITIAL OPERATION
LOCATION                          TYPES OF PROGRAMS        CAPACITY(1)       IN LOCATION
--------                     ---------------------------   ------------   -----------------
Florida....................  Larger Facilities, Group            350            1983
                             Homes, ABI, Supported
                             Living
Georgia....................  Supported Living, Periodic        2,393            1997
                             Services, Group Homes
Illinois...................  Larger Facilities, ABI,             112            1995
                             Group Homes
Indiana....................  Larger Facilities, Group          1,492            1983
                             Homes, Supported Living
Iowa.......................  ABI                                   9            1998
Kansas.....................  Supported Living, Day               574            1995
                             Programs, Group Homes
Kentucky...................  Larger Facilities, Group            673            1978
                             Homes, Supported Living,
                             Day Programs
Louisiana..................  Group Homes, Supported              479            1984
                             Living
Maryland...................  Group Homes                          19            1999
Missouri...................  Supported Living, ABI,              456            1997
                             Group Homes
Nebraska...................  Group Homes, Supported              280            1992
                             Living, Day Program,
                             Periodic Services
Nevada.....................  Group Homes                         270            1999
New Jersey.................  Supported Living, Group             138            1997
                             Homes
New Mexico.................  Supported Living, Group             252            1994
                             Homes
North Carolina.............  Periodic Services,                1,633            1997
                             Supported Living, Group
                             Homes
Ohio.......................  Larger Facility, Group            1,108            1995
                             Homes, Supported Living
Oklahoma...................  Supported Living                    211            1995
Ontario, Canada............  ABI                                  48            1999
Pennsylvania...............  Supported Living                     20            1997
South Carolina.............  Periodic Services                   200            1998
Tennessee..................  Group Homes                          24            1993
Texas......................  Larger Facilities, Group          3,457            1993
                             Homes, Supported Living,
                             Day Programs, ABI
Virginia...................  Supported Living                      6            1999
Washington.................  Supported Living                     71            1998
Washington, D.C............  Group Homes                         223            1999
West Virginia..............  Group Homes, Supported              564            1987
                             Living
                                                              ------
Total......................                                   17,687
                                                              ======

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---------------

(1) Contract capacity includes, in the case of licensed facilities, the number of persons covered by the applicable license or permit, and generally in other cases, the number of persons covered by the applicable contract. Contract capacity does not include capacity for day programs.

 DIVISION FOR YOUTH SERVICES

                                                            CONTRACT     INITIAL OPERATION
LOCATION                          TYPES OF PROGRAMS        CAPACITY(1)      IN LOCATION
--------                     ---------------------------   -----------   -----------------
Arizona....................  Job Corps (2 centers)            1,038            1997
                             Residential, Alternative
                             School, Charter School
California.................  Job Corps                          850            1999
Colorado...................  Residential,                       634            1996
                             Non-Residential, Secure,
                             Day Treatment, Apartment
                             Living
Florida....................  Job Corps, Residential             528            1983
Georgia....................  Residential, Alternative            82            1997
                             School
Indiana....................  Foster Care, Residential           153            1997
Kentucky...................  Residential, Alternative         2,187            1996
                             School, Foster Care, Job
                             Corps
Maryland...................  Residential                         21            1997
Mississippi................  Alternative School                  79            1998
New Jersey.................  Job Corps                          530            1995
New York...................  Job Corps (2 centers)              520            1986
Ohio.......................  Foster Care                         55            1997
Oklahoma...................  Job Corps                          650            1997
Pennsylvania...............  Job Corps                          800            1997
Puerto Rico................  Job Corps (3 centers),             915            1990
                             Secure Treatment
Tennessee..................  Alternative School,                132            1997
                             Shelter, Wilderness Program
Utah.......................  Residential                         23            1998
Virginia...................  Job Corps (2 centers)              550            1997
Washington, D.C............  Residential                         45            1999
                                                              -----
  Total....................                                   9,792
                                                              =====

---------------

(1) Contract capacity includes, in the case of licensed facilities, the number of persons covered by the applicable license or permit, and generally in other cases, the number of persons covered by the applicable contract.

CONTRACTS

 CONTRACTS WITH STATE AGENCIES

     Federal and state agencies regulate contracts for participation as a provider of services in Medicaid programs. Within a given state we generally have multiple provider contracts covering individual group homes, facilities or clusters of clients. Although the contracts have a stated term of one year and generally may be terminated without cause on 60-days notice, the contracts are typically renewed annually if we have complied with licensing, certification, program standards and other regulatory requirements. Serious deficiencies can result in delicensure or decertification actions by these agencies. As provider of record, we

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contractually obligate ourselves to adhere to the applicable federal and state regulations regarding the provision of services, the maintenance of records and submission of claims for reimbursement under Medicaid and pertinent state medical assistance programs. Pursuant to provider agreements, we agree to accept the payment received from the government entity as payment in full for the services administered to the individuals and to provide the government entity with information regarding our owners and managers, as well as to comply with requests and audits of information pertaining to the services we render. Provider agreements can be terminated at any time for non-compliance with federal, state or local regulations. Reimbursement methods vary by state and service type and can be based on a flat-rate or cost-based reimbursement system on a per person, per diem or per unit-of-service basis. See Exhibit 99.1.

     State and local government entities regulate contracts for our youth services programs, excluding Job Corps. Contracts generally have one-year terms, subject to annual renewal, or cover individuals for specific terms. The contract rate is also accepted as payment in full for services rendered.

 MANAGEMENT CONTRACTS

     Management contracts with state agencies or other providers of record typically require us to manage the day-to-day operations of facilities or programs. Most of these contracts are long-term (generally two to five years in duration, with several contracts having 30-year terms) and are subject to renewal or re-negotiation provided that we meet program standards and regulatory requirements. Except in West Virginia, in which contracts cover individual homes, most management contracts cover groups of two to 16 facilities. Depending upon the state's reimbursement policies and practices, management contract fees are computed on the basis of a fixed fee per individual, which may include some form of incentive payment, a percentage of operating expenses (cost-plus contracts), a percentage of revenue or an overall fixed fee paid regardless of occupancy. Historically, our Medicaid provider contracts and management contracts have been renewed or satisfactorily renegotiated. We believe our experience in this regard is consistent with the overall experience of other operators in the disabilities services business.

 JOB CORPS CONTRACTS

     Contracts for Job Corps centers are awarded pursuant to a rigorous bid process. After successfully bidding, we operate Job Corps centers under comprehensive contracts negotiated with the DOL. Pursuant to those contracts, we are reimbursed for all facility and program costs related to Job Corps center operations and allowable indirect costs for general and administrative expenses, plus a prenegotiated management fee, which is typically a fixed percentage of facility and program expense.

     The contracts cover a five-year period, consisting of an initial two-year term with three one-year renewal terms exercisable at the option of the DOL. The contracts specify that the decision to exercise an option is based on an assessment of: (i) the performance of the center as compared to its budget; (ii) compliance with federal, state and local regulations; (iii) qualitative assessments of center life, education, outreach efforts and placement record; and (iv) the overall rating received by the center. Shortly prior to the expiration of the five-year contract period (or earlier if the DOL elects not to exercise a renewal term), the contract is re-bid, regardless of the operator's performance. The current operator may participate in the re-bidding process. In situations where the DOL elects not to exercise a renewal term, however, it is unlikely that the current operator will be successful in the re-bidding process. It is our experience that there is usually an inverse correlation between the performance ratings of the current operator and the number of competitors who will participate in the re-bidding process, with relatively fewer competitors expected where performance ratings are high.

     We operate 15 Job Corps centers under 14 separate contracts with the DOL in South Bronx and Brooklyn, New York; Miami, Florida; Edison, New Jersey; Puerto Rico (3); Pittsburgh, Pennsylvania; Monroe, Virginia; Guthrie, Oklahoma; Phoenix and Tucson, Arizona; Marion, Virginia; Morganfield, Kentucky and San Francisco, California. Of the five-year periods covered by our Job Corps contracts, one expires in 2001, one in 2002, two in 2003, three in 2004 and five in 2005. We intend to selectively pursue additional centers through the Request for Proposals, or RFP, process.

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

     We also provide, under separate contracts with the U.S. Department of Interior or the primary operator, administrative, counseling, educational, vocational and other support services for several Job Corps centers we do not operate.

MARKETING AND DEVELOPMENT

     We focus our marketing activities on initiating and maintaining contacts and working relationships with state and local governments and governmental agencies responsible for the provision of the types of disabilities services and youth services we offer, and identifying other providers who may consider a management contract arrangement or other relationship with us.

     Our Chief Development Officer directs our marketing efforts for disabilities services and youth services, except Job Corps. Responsibility for marketing activities also extends to other of our officers and officers of our subsidiaries. Senior management reviews marketing activities on a regular basis.

     In our pursuit of government contracts, we contact governments and governmental agencies in geographical areas in which we operate and in other geographic areas in which we have identified expansion potential. Contacts are made and maintained by both regional operations personnel and corporate development personnel and supported as appropriate by other senior management. We target new areas based largely on our assessment of the need for our services, the reimbursement system, the receptivity to out-of-state and proprietary operators, expected changes in the service delivery system (i.e., privatization or downsizing), the labor climate and existing competition.

     We also seek to identify service needs or possible changes in the service delivery or reimbursement system of governmental entities that may be driven by changes in administrative philosophy, budgetary considerations, pressure or legal actions brought by advocacy groups. As we identify needs or possible changes, we attempt to work with and provide input to the responsible governmental personnel and to work with provider associations and consumer advocacy groups. If an RFP results from this process, we then determine whether and on what terms we will respond and participate in the competitive process.

     With regard to identifying other providers who may be management contract or other transaction candidates, we attempt to establish relationships with providers through presentations at national and local conferences, memberships in national and local provider associations, direct contact by mail, telephone or personal visits and follow up with information packets.

     In some cases, we may be contacted directly and requested to submit proposals or become a provider in order to provide services to address specific problems. These circumstances may include an emergency takeover of a troubled operation or the need to develop a large number of community placements within a certain time period.

REFERRAL SOURCES

     We receive substantially all of our clients with MR/DD from third-party referrals. State or regional agencies maintain lists of people who receive services, including waiting lists of people who desire services. Generally, state or local case management systems make family members of persons with MR/DD aware of available residential or alternative living arrangements. Governmental or private agencies operate case management systems. Our ABI services receive referrals from doctors, hospitals, private and workers' compensation insurers and attorneys. In either case, where it is determined that some form of MR/DD or ABI service is appropriate, a referral to one or more providers of these services is then made to family members or other interested parties. We generally receive referrals or placements of individuals to our AYS and Youthtrack programs through state or local agencies or entities responsible for these services. Individuals are recruited to our Job Corps programs largely through private contractors. We also have contracts directly with the DOL to recruit students to our own centers. Our reputation and prior experience with agency staff, case workers and others in positions to make referrals to us are important for building and maintaining census in our operations.

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COMPETITION

     A number of competitive factors affect our provision of disabilities services and youth services, including range and quality of services provided, cost effectiveness, reporting and regulatory expertise, reputation in the community, and the location and appearance of facilities and programs. The markets for disabilities services and youth services are highly fragmented, with no single company or entity holding a dominant market share. We compete with other for-profit companies, not-for-profit entities and governmental agencies.

     Individual states remain a major provider of MR/DD services, primarily through the operation of large institutions. Not-for-profit organizations are also active in all states and range from small agencies serving a limited area with specific programs to multi-state organizations. Many of these organizations are affiliated with advocacy and sponsoring groups such as community mental health and mental retardation centers and religious organizations.

     The other youth services business in which we engage is one that other entities may easily enter without substantial capital investment or experience in management of education or treatment facilities. In addition, some not-for-profit entities may offer education and treatment programs at a lower cost than we do in part due to government subsidies, foundation grants, tax deductible contributions or other financial resources not available to for-profit companies.

     Currently, only a limited number of companies actively seek Job Corps contracts because the bidding process is highly specialized and requires a significant investment of personnel and other resources over a period of several months. The three largest Job Corps center operators, Management in Training Corporation, Global Associates/Career Systems and us, operate approximately one-half of the privately-operated centers. Competition for Job Corps contracts has increased as the DOL has made efforts to encourage new providers to operate Job Corps centers, particularly small businesses.

     Some proprietary competitors operate in multiple jurisdictions and may be well capitalized. We also compete in some markets with smaller local companies that may have a better understanding of the local conditions than we do and may be better able to gain political and public acceptance. This competition may adversely affect our ability to obtain new contracts and complete transactions on favorable terms. We face significant competition from all of these providers in the states in which we operate, and we expect to face similar competition in any state that we may enter in the future.

     Professional staff retention and development is a critical factor in the successful operation of our business. The competition for talented professional personnel, such as therapists and QMRPs, is intense. The demands of providing the requisite quality of service to persons with special needs contribute to a high turnover rate of direct service staff, leading to increased overtime and the use of outside consultants and other personnel. Consequently, we place a high priority on recruiting, training and retaining competent and caring personnel. In some tight labor markets, we have experienced difficulty in hiring direct service staff. This has resulted in higher labor costs to us in recent years. In addition, we typically use a standard professional service agreement for provision of services by certain professional personnel, which is generally terminable on 30 or 60-day notice.

GOVERNMENT REGULATION AND REIMBURSEMENT

     Our operations are subject to compliance with various federal, state and local statutes and regulations. Compliance with state licensing requirements is a prerequisite for participation in government-sponsored health care assistance programs, such as Medicaid. The following summary describes material regulatory considerations applicable to us:

 Funding Levels

     Federal and state funding for our disabilities services business is subject to statutory and regulatory changes, administrative rulings, policy interpretations, intermediary determinations and governmental funding restrictions, all of which may materially increase or decrease program reimbursement. Congress

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has historically attempted to curb the growth of federal funding of these programs, including limitations on payments to programs under the Medicaid program. Although states in general have historically increased rates to compensate for inflationary factors, some have curtailed funding due to state budget deficiencies or other reasons. In these instances, providers acting through their state health care trade associations may attempt to negotiate or employ legal action in order to reach a compromise settlement. Our future revenues may be affected by changes in rate-setting structures, methodologies or interpretations that may be proposed, or are under consideration in, states where we operate.

 Reimbursement Requirements

     To qualify for reimbursement under Medicaid programs, our facilities and programs are subject to various requirements of participation and other requirements imposed by federal and state authorities. In order to maintain a Medicaid or state contract, we must meet certain statutory and regulatory requirements. These participation requirements relate to client rights, quality of services, facilities and administration. Long-term providers, like us, are subject to periodic unannounced inspection by state authorities, often under contract with the appropriate federal agency, to ensure compliance with the requirements of participation in the Medicaid or state program.

 Licensure

     In addition to the requirements for participation in the Medicaid program we must meet, our facilities and programs are usually subject to annual licensing and other regulatory requirements of state and local authorities. These requirements relate to the condition of the facilities, the quality and adequacy of personnel and the quality of services. State licensing and other regulatory requirements vary from jurisdiction to jurisdiction and are subject to change.

 Regulatory Enforcement

     From time to time, we receive notices from regulatory inspectors that, in their opinion, there are deficiencies relating to our compliance with various regulatory requirements. We review these notices and take corrective action as appropriate. In most cases, we and the reviewing agency agree upon the steps to be taken to bring the facility or program into compliance with regulatory requirements, and from time to time, we or one or more of our subsidiaries may enter into agreements with regulatory agencies requiring us to take certain corrective action in order to maintain licensure. Serious deficiencies, or failure to comply with any regulatory agreement, may result in the assessment of fines or penalties and/or decertification or delicensure actions by the Health Care Financing Administration or state regulatory agencies, as appropriate.

 Acquisitions and Additions

     Each state in which we currently operate has adopted laws or regulations that generally require that a state agency approve us as a provider, and some require a determination that a need exists prior to the addition of beds or services.

 Cross Disqualifications and Delicensure

     In some circumstances, conviction of abusive or fraudulent behavior with respect to one facility or program may subject other facilities and programs under common control or ownership to disqualification from participation in the Medicaid program. Executive Order 12549 prohibits any corporation or facility from participating in federal contracts if it or its principals (including but not limited to officers, directors, owners and key employees) have been debarred, suspended, or declared ineligible, or have been voluntarily excluded from participating in federal contracts. In addition, some state regulations provide that all facilities licensed with a state under common ownership or control are subject to delicensure if any one or more of such facilities are delicensed.

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

 Potential Criminal or Civil Sanctions

     The Social Security Act, as amended by the Health Insurance Portability and Accountability Act of 1996, or the Health Insurance Act, provides for the mandatory exclusion of providers and related persons from participation in the Medicaid program if the individual or entity has been convicted of a criminal offense related to the delivery of an item or service under the Medicaid program or relating to neglect or abuse of residents. Furthermore, individuals or entities may be, but are not required to be, excluded from the Medicaid program under some circumstances including, but not limited to, the following: convictions relating to fraud; obstruction of an investigation of a controlled substance; license revocation or suspension; exclusion or suspension from a state or federal health care program; filing claims for excessive charges or unnecessary services or failure to furnish medically necessary services; or ownership or control by an individual who has been excluded from the Medicaid program, against whom a civil monetary penalty related to the Medicaid program has been assessed, or who has been convicted of a crime described in this sentence. The illegal remuneration provisions of the Social Security Act make it a felony to solicit, receive, offer to pay, or pay any kickback, bribe, or rebate in return for referring a resident for any item or service, or in return for purchasing, leasing or ordering any good, service or item, for which payment may be made under the Medicaid program. Other provisions in the Health Insurance Act proscribe false statements in billing and in meeting reporting requirements and in representations made with respect to the conditions or operations of facilities. A violation of the illegal remuneration statute is a felony and may result in the imposition of criminal penalties, including imprisonment for up to five years and/or a fine of up to $25,000. Furthermore, a civil action to exclude a provider from the Medicaid program could occur. There are also other civil and criminal statutes applicable to the industry, such as those governing false billings and anti-supplementation restrictions and the new health care offenses contained in the Health Insurance Act, including health care fraud, theft or embezzlement, false statements and obstruction of criminal investigation of health care offenses. Criminal sanctions for these new health care criminal offenses can be severe. Sanctions for health care fraud, for example, include imprisonment for up to 20 years. The agencies administering the Medicaid program have increased their criminal and civil enforcement activity in the prevention of program fraud and abuse, including the payment of illegal remuneration.

 Environmental Laws

     Certain federal and state laws govern the handling and disposal of medical, infectious, and hazardous waste or impose liability on owners and operators of real estate. Our failure to comply with those laws or the regulations promulgated under them could subject us to fines, criminal penalties, and other enforcement actions. As the owner or operator of real property, we could have potential liability for any contamination discovered at these sites. We are not aware of any risks of potential contamination at real property we own or operate that could result in our incurring material liability as a result of contamination.

 OSHA

     Federal regulations promulgated by the Occupational Safety and Health Administration impose additional requirements on us including those protecting employees from exposure to elements such as blood-borne pathogens. We cannot predict the frequency of compliance, monitoring, or enforcement actions to which we may be subject as regulations are implemented, and we cannot assure you that these regulations will not adversely affect our operations.

INSURANCE

     We maintain professional and general liability, auto, workers' compensation and other business insurance coverages. As a result of decreasing availability of coverage at historical rates, we entered into new risk management programs pertaining to these coverages in December 2000 which were renewed as of July 1, 2001 through June 30, 2002, with some of these programs providing for significantly higher self-insured retention limits and higher deductibles. The most significant change occurred in our program for professional and general liability coverages. The program in place before December 2000 provided coverage after a deductible of $10,000 per occurrence and claims limits of $1.0 million per occurrence up to a

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$3.0 million annual aggregate limit, plus varying amounts of excess coverage.
The new program provides for a $250,000 deductible per occurrence and claims limits of $5.0 million per occurrence up to a $6.0 million annual aggregate limit. Additionally, we revised the program for auto insurance to increase the deductible under the program in place before December 2000 from $0 to $250,000 per occurrence. Furthermore, we revised the program for workers' compensation insurance to increase the deductible under the program in place before December 2000 from $250,000 to $500,000 per occurrence. Umbrella coverages are in place for the auto and property insurance programs. The risk management programs for professional and general liability do not provide for umbrella coverages. As a result, we estimate the cost for our new business insurance programs to be approximately $10 million more in fiscal year 2001 than in fiscal year 2000. All of our business insurance programs are due for renewal July 1, 2002. We have implemented additional risk management initiatives and believe our insurance coverages and self-insurance reserves are adequate for our current operations. However, we cannot assure you that any potential losses on asserted claims will not exceed our insurance coverages and self-insurance reserves or that our insurance costs will not further increase.

EMPLOYEES

     As of June 30, 2001, we employed approximately 30,000 people. As of that date, we were subject to collective bargaining agreements with approximately 1,200 of our employees. We have not experienced any work stoppages and believe we have good relations with our employees.

PROPERTIES

     As of June 30, 2001, we owned approximately 110 properties and operated facilities and programs at approximately 2,300 leased properties. Other facilities and programs are operated under management contracts.

LEGAL PROCEEDINGS

     From time to time, we (or a provider with whom we have a management agreement), become a party to legal and/or administrative proceedings involving state program administrators and others that, in the event of unfavorable outcomes, may adversely affect our revenues and period-to-period comparisons.

     In September 1997, a lawsuit, styled Cause No. 98-00740, Nancy Chesser v. Normal Life of North Texas, Inc., and Normal Life, Inc. District Court of Travis County, Texas was filed against a Texas facility operated by the former owners of Normal Life, Inc. and Normal Life of North Texas, Inc., one of our subsidiaries, asserting causes of action for negligence, intentional infliction of emotional distress and retaliation regarding the discharge of residents of the facility. In May 2000, a judgment was entered in favor of the plaintiff awarding the plaintiff damages, prejudgment interest and attorneys' fees totaling $4.8 million. In October 2000, we and American International Specialty Lines Insurance Company, or AISL, entered into an agreement whereby any settlement reached in Chesser and a related lawsuit also filed in the District Court of Travis County, Texas would not be dispositive of whether the claims in those suits were covered under the policies issued by AISL. AISL thereafter settled the suits and filed a Complaint for Declaratory Judgment against Normal Life of North Texas, Inc. and Normal Life, Inc. in the U.S. District Court for the Northern District of Texas, Dallas Division. In the Complaint, AISL seeks a declaration of what insurance coverage is available to us in the lawsuits. It is our position that the lawsuits initiated coverage under the primary policies of insurance, thus affording adequate coverage to settle the lawsuits within coverage and policy limits. This declaratory judgment action is currently scheduled for trial in December 2001. We do not believe it is probable that the ultimate resolution of this matter will have a material adverse effect on our consolidated financial condition, results of operations or liquidity.

     In August 1998, with the approval of the State of Indiana, we relocated approximately 100 individuals from three of our larger facilities to community-based settings. In June 1999, in a lawsuit styled Omega Healthcare Investors, Inc. v. Res-Care Health Services, Inc., the owner of these facilities filed suit against

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us in the U.S. District Court for the Southern District of Indiana, alleging in connection therewith breach of contract, conversion and fraudulent concealment. We, on the advice of counsel, believe that the amount of damages sought by the plaintiffs is approximately $21 million. It appears the claims for compensatory damages may be duplicative. We believe that this lawsuit is without merit and will defend it vigorously. We do not believe it is probable that the ultimate resolution of this matter will have a material adverse effect on our consolidated financial condition, results of operations or liquidity.

     In July 2000, AISL filed a Complaint for Declaratory Judgment against us and one of our subsidiaries in the U.S. District Court for the Southern District of Texas, Houston Division. In the Complaint, AISL seeks a declaration of what insurance coverage is available to us in Cause No. 299291-401; In re: Estate of Trenia Wright, Deceased, et al. v. Res-Care, Inc., et al., which was filed in Probate Court No. 1 of Harris County, Texas (the Lawsuit). Subsequent to the filing, we and AISL entered into an agreement whereby any settlement reached in the Lawsuit would not be dispositive of whether the claims in the Lawsuit were covered under the policies issued by AISL. AISL thereafter settled the Lawsuit. It is our position that the Lawsuit initiated coverage under the primary policies of insurance in more than one policy year, thus affording adequate coverage to settle the lawsuit within coverage and policy limits. This declaratory judgment action is currently scheduled for trial in December 2001. We do not believe it is probable that the ultimate resolution of this matter will have a material adverse effect on our consolidated financial condition, results of operations or liquidity.

     In October 2000, we and one of our subsidiaries, Res-Care Florida, Inc., f/k/a Normal Life Florida, Inc., entered into an agreement with AISL to resolve through binding arbitration a dispute as to the amount of coverage available to settle a lawsuit that had previously been filed in Pinellas County Circuit Court, Florida and subsequently settled after we entered into the agreement. AISL contends that a portion of the settlement reached was comprised of punitive damages and, therefore, not the responsibility of AISL. It is our position that the settlement was an amount that a reasonable and prudent insurer would pay for the actual damages alleged and that AISL had opportunities to settle all claims within available coverage limits. This binding arbitration, which was originally scheduled for September 2001, has been rescheduled for January 2002. We do not believe it is probable that the ultimate resolution of this matter will have a material adverse effect on our consolidated financial condition, results of operations or liquidity.

     On September 4, 2001, in a case styled Nellie Lake, Individually as an Heir-at-Law of Christina Zellner, deceased; and as Personal Representative of the Estate of Christina Zellner v. Res-Care, Inc., et al., in the U.S. District Court for the District of Kansas at Wichita, a jury awarded noneconomic damages to Ms. Lake in the amount of $100,000, the statutory maximum, as well as $5,000 for economic loss. In addition, the jury awarded the Estate of Christina Zellner $5,000 of noneconomic damages and issued an advisory opinion recommending an award of $2.5 million in punitive damages. The judge, however, is not required to award the amount of punitive damages recommended by the jury. The judge is free to award whatever amount he finds reasonable under the circumstances, and may also conclude that no punitive damages are to be awarded. A hearing on the issue of punitive damages was held in the last week of September 2001, but the judge has yet to issue a ruling. Based on the advice of counsel, we intend to appeal any award of punitive damages ultimately entered, based on numerous appealable errors at trial. We do not believe it is probable that the ultimate resolution of this matter will have a material adverse effect on our consolidated financial condition, results of operations or liquidity.

     In addition, we are a party to various other legal and/or administrative proceedings arising out of the operation of our facilities and programs and arising in the ordinary course of business. We believe that most of these claims are without merit. Furthermore, many of these claims may be covered by insurance. We do not believe the results of these proceedings or claims, individually or in the aggregate, will have a material adverse effect on our consolidated financial condition, results of operations or liquidity.

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